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                                                                    EXHIBIT 99.1

               Concentric Network Closes 9 Net Avenue Acquisition

   Completed Acquisition Further Positions Concentric as the Leading Provider
                Of Web Hosting and E-Commerce Solutions to the
                    Small- and Medium-Sized Business Market

SAN JOSE, Calif., Oct. 18 /PRNewswire/ -- Concentric Network Corp. (Nasdaq: CNCX
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-news), a leading provider of e-business solutions for small- to medium-sized
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companies, today announced the closing of its acquisition of New Jersey-based 9
Net Avenue, Inc. Concentric believes the acquisition makes it the second-largest Web hosting provider. Concentric paid approximately $51.8 million dollars in stock and cash for substantially all of the assets of 9 Net Avenue and assumed approximately $9.9 million in liabilities in the acquisition. With the deal complete, Concentric has over 188,000 registered domains and over 104,000 hosted Web sites, solidifying the company's position as the leading Web hosting and e-commerce solution provider for small- and medium-sized businesses.

"Achieving what we believe is the position of second-largest shared hosting provider is a major milestone for Concentric," said Henry R. Nothhaft, chairman, president and CEO of Concentric Network. "With this acquisition, in combination with Concentric's significant, rapidly growing organic hosting base, we are clearly emerging as a premiere leader in the hosting and e-commerce arena."

With this acquisition, Concentric has added another state-of-the-art data center to it's existing Concentric Centers in Chicago, IL; Irvine, CA; San Jose, CA and Washington, DC. Additionally, the process of integrating 9 Net Avenue's network operations into Concentric's existing network is underway. Concentric's total number of employees is now approximately 800, with the addition of key sales, engineering and marketing personnel from the 9 Net acquisition.

"We are pleased about adding 9 Net's talented staff to the Concentric team. Their supplementary expertise will continue to position Concentric as a leader in e-business solutions," added Nothhaft.

About Concentric Network Corporation

Concentric Network Corporation provides complete, easy-to-use Internet business solutions for small- to medium-sized companies and customized Virtual Private Network and data center services for larger organizations. Concentric's portfolio of services for small- to medium-sized companies includes high-speed DSL access, Web hosting and e-commerce.

For larger enterprises, the company offers dedicated Web hosting and data center services. Concentric is the first application infrastructure provider, offering a suite of infrastructure services that enable application service providers to deliver applications and Web-based services over the Internet or a VPN. Concentric's VPN solutions enable an organization to securely and reliably communicate with its offices, mobile sales force, business partners, vendors and customers. Concentric's services rely on a high-performance, ATM-based network that covers North America, and through various partnerships, reaches internationally. Concentric also operates state-of-the-art
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hosting centers at strategic locations across the U.S. All Concentric services are backed by 24 hour/7 days a week customer support, and many are backed by strong service level agreements.

The company has received Most Innovative ISP two-years in a row from Inter@ctive Week, and recently received two Well-Connected Awards from Network Computing for Most Innovative Service Provider of the Year and for Best Enterprise Internet Service Provider for Concentric Host (TM). Deloitte & Touche recently ranked Concentric the 6th fastest growing technology company in Silicon Valley, as part of their Fast 50 Program. The company consistently receives top ratings by Inverse Network Technology, an independent research firm that grades the performance of network service providers each month. Traded on Nasdaq under the symbol "CNCX," Concentric Network is headquartered in San Jose, Calif., with operations offices in Southern California, Chicago, Il., St. Louis, Mo., and Saginaw, Mich., along with sales and channel support across the U.S. For more information, access the company's Web site at http://www.concentric.net or
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contact Public Relations at publicrelations@concentric.com.
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Concentric has reached an agreement to acquire Internet Technology Group plc
(AIM: ITH.L), a leading provider of Internet access and hosting for businesses in the UK. The acquisition is subject to Internet Technology Group shareholder, court and regulatory approvals and is currently expected to close in the fourth quarter of 1999.

This press release contains forward looking statements regarding Concentric's acquisition of 9 Net Avenue, Inc., and the potential benefits to be realized by the combined companies, including but not limited to solidifying Concentric's market position, the total number of registered domains and hosted Web sites, and additional growth potential, that are subject to risks and uncertainties. Actual results may differ materially from those described in the forward looking statements as a result of a number of factors, including the ability of the combined groups to successfully integrate their operations and network, and maintain their customer relationships.

NOTE: Concentric Network Corporation and the Concentric logo are registered trademarks of Concentric Network Corporation. All other trademarks are the property of their respective owners.

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